UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Career Education Corporation

(Name of Registrant as Specified In Its Charter)

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Career Education Corporation

Annual Meeting of Stockholders

May 19, 2015

Supplemental Information Regarding Proposal 1:

Election of Directors

Explanatory Note

Commencing on or about May 8, 2015, Career Education Corporation (the “Company,” “we” or “our”) sent the following communication to certain stockholders of the Company.

Purpose of this Outreach

We are writing to request your support of the proposals put forward in our proxy statement for our 2015 Annual Meeting of Stockholders (the “2015 Proxy Statement”). In particular, we want to provide you with additional information and request that you vote FOR all of the nominees for election as directors named in Proposal 1.

ISS Proxy Advisory Services (“ISS”), a proxy advisory firm, has recommended that stockholders vote against the election of Ronald D. McCray as a director. We believe investors may benefit from additional information and clarification relating to some of the statements made in ISS’ report dated May 6, 2015 relating to the Company’s May 19, 2015 Annual Meeting of Stockholders (the “ISS Report”), as set forth below.

Supplemental Information in Response to Proxy Advisory Firm Report

Ronald D. McCray became a director of the Company in November 2012 and has served as Chairman of the Board since June 2014. On February 11, 2015, Mr. McCray was appointed Interim President and Chief Executive Officer of the Company in addition to his role as Chairman of the Board.

The ISS Report recommends a vote against Mr. McCray because they believe he serves as a non-independent member of all key board committees. However, Mr. McCray is not a member of, nor serves on, any of the Board’s Committees. In addition:

•	There is no current appointment of Mr. McCray by the Board to membership on any Committee (nor has there been since Mr. McCray’s appointment as Chairman of the Board in 2014)

•	The charter for each Committee provides for membership solely by independent directors

•	Mr. McCray is not entitled to notice of Committee meetings, is not counted for purposes of a quorum at any Committee meeting and has no authority, responsibility, vote or other decision-making capacity with respect to Committee activities

•	The 2015 Proxy Statement (page 8) and the Company’s website do not include him as a member of any Board Committee

The source of ISS’ misperception appears to be a footnote to the Committee composition chart on page 8 of the 2015 Proxy Statement, which the Company included in the interest of fulsome disclosure about its Committee practices. The footnote states that Mr. McCray currently serves as the Chairman of the Board and is a non-voting participant in each of the Board’s Committees. In light of ISS’ interpretation of this statement, the Company would like to clarify that Mr. McCray is not a member of any Board Committee but may, at the discretion of the Committee Chair, participate in Committee meetings. Like other companies, our Committee Chairs also have discretion to permit other persons, such as consultants, advisors and members of management, to participate in Committee meetings. Permitting non-Committee members to participate in Committee meetings facilitates efficient and accurate communication and coordination of Board activities. Mr. McCray does not attend any executive sessions of Committee meetings unless expressly invited by the Committee Chair to discuss a specific issue. He is not present when any Committee meets with its members only.

The Company is committed to strong corporate governance principles as evidenced by its Committee charters, Corporate Governance Guidelines and other practices, including the appointment of a lead independent director immediately upon Mr. McCray’s appointment as interim CEO in addition to his Chairman responsibilities.

Your vote is important. For the reasons set forth above and in our 2015 Proxy Statement, we respectfully request that you vote FOR all of the nominees for director named in Proposal 1.

Thank you for your ongoing support of Career Education Corporation.

When the preceding communication was sent to certain stockholders via email, the following was included at the beginning thereof:

Georgeson is working with Career Education Corporation (ticker CECO), in advance of their annual stockholders meeting on May 19, 2015. The Company is providing supplemental information regarding proposal #1, the election of directors (see the direct link and text below from the SEC filing), and is now reaching out to their top institutional investors in an effort to discuss this and other proposals on the ballot.

CECO is very interested in speaking with you directly about their annual meeting proposals.

Please let me know when you are available for a call with Career Education.

Thank you in advance.